Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Fourth Quarter and Full Year 2024 Results

TKO Transaction

On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. Reported results presented in this earnings release prior to September 12, 2023 reflect only UFC activity.

Fourth Quarter 2024 Financial Highlights

•
Revenue of $642.2 million
•
Net income of $47.5 million
•
Adjusted EBITDA1 of $238.1 million

Full Year 2024 Financial Highlights

•
Revenue of $2.804 billion
•
Net income of $6.4 million
•
Adjusted EBITDA of $1.251 billion

Full Year 2025 Guidance2

•
The Company is targeting revenue of $2.930 billion to $3.000 billion
•
The Company is targeting Adjusted EBITDA of $1.350 billion to $1.390 billion

New York, NY, February 26, 2025 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its fourth quarter and full year ended December 31, 2024.

“TKO delivered record financial performance in 2024 at both UFC and WWE, reflecting the strength of our IP, the dynamic audiences we serve, and the industry best team of people we’ve assembled,” said Ariel Emanuel, Executive Chair and CEO of TKO. “In the year ahead, we will be focused on securing long-term U.S. domestic media rights agreements for UFC as well as WWE’s Premium Live Events; integrating IMG, On Location and Professional Bull Riders into our portfolio; creating even more compelling live events; and executing our robust capital return program for shareholders.”

Consolidated Results

Fourth Quarter 2024

Revenue increased 5%, or $28.2 million, to $642.2 million. The increase reflected an increase of $61.1 million at UFC, to $343.9 million, partially offset by a decrease of $32.9 million at WWE, to $298.3 million. The decrease at WWE was primarily related to the previously disclosed timing of the transition of WWE’s weekly flagship program, Raw.

Net Income was $47.5 million, an increase of $63.6 million from a net loss of $16.1 million in the prior year period. The increase reflected the increase in revenue and a decrease in operating expenses. The decrease in operating expenses reflected a decrease in selling, general and administrative expenses of $11.5 million and a decrease in depreciation and amortization of $19.0 million, partially offset by an increase in direct operating costs of $19.7 million.

Adjusted EBITDA1 increased 7%, or $14.9 million, to $238.1 million, due to an increase of $35.5 million at UFC and a decrease of $6.1 million in corporate expenses, partially offset by a decrease of $26.7 million at WWE. The decrease at WWE was primarily related to the previously disclosed timing of the transition of WWE’s weekly flagship program, Raw.

Cash flows generated by operating activities were $56.8 million, a decrease of $163.9 million from $220.7 million, primarily due to the timing of working capital, including a $125.0 million payment related to the UFC antitrust lawsuit. (See “Legal Matters” for further details.)

Free Cash Flow3 was $36.5 million, a decrease of $148.2 million from $184.7 million, due to the decrease in cash flows generated by operating activities, partially offset by a decrease in capital expenditures.

Cash and cash equivalents were $525.6 million as of December 31, 2024. Gross debt was $2.780 billion as of December 31, 2024.

Full Year 2024

Revenue increased 67%, or $1.129 billion, to $2.804 billion. The increase reflected the increase of $1.015 billion of revenue at WWE, to $1.398 billion, and an increase of $114.0 million at UFC, to $1.406 billion. The increase at WWE primarily reflected the inclusion of twelve months of activity in reported results in 2024.

Net Income was $6.4 million, a decrease of $169.3 million from $175.7 million in the prior year period. The decrease reflected the increase in revenue offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in direct operating costs of $385.3 million, an increase in selling, general and administrative expenses of $679.6 million, and an increase in depreciation and amortization of $228.2 million. The increase in operating expenses primarily reflected the inclusion of twelve months of WWE activity in reported results in 2024 as well as settlement charges of $375.0 million related to the UFC antitrust lawsuit. (See “Legal Matters” for further details.)

Adjusted EBITDA increased 55%, or $442.1 million, to $1.251 billion, due to an increase of $518.1 million at WWE and an increase of $45.3 million at UFC, partially offset by an increase of $121.3 million in corporate expenses. The increase at WWE primarily reflected the inclusion of twelve months of activity in reported results in 2024.

Cash flows generated by operating activities were $583.4 million, an increase of $115.0 million from $468.4 million, primarily due to the timing of working capital.

Free Cash Flow was $508.5 million, an increase of $88.7 million from $419.8 million, due to the increase in cash flows generated by operating activities, partially offset by an increase in capital expenditures.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
UFC	$343.9	$282.8	$1,406.2	$1,292.2
WWE	298.3	331.2	1,398.1	382.8
Total Revenue	$642.2	$614.0	$2,804.3	$1,675.0

Adjusted EBITDA:
UFC	$178.4	$142.9	$801.0	$755.7
WWE	114.3	141.0	681.1	163.0
Corporate	(54.6)	(60.7)	(230.9)	(109.6)
Total Adjusted EBITDA	$238.1	$223.2	$1,251.2	$809.1

UFC

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2024	2023	2024	2023
UFC Revenue:
Media Rights & Content	$198.0	$168.1	$879.4	$870.6
Live Events	64.6	52.3	220.4	167.9
Sponsorship	67.1	48.3	251.4	196.3
Consumer Products	14.2	14.1	55.0	57.4
Total Revenue	$343.9	$282.8	$1,406.2	$1,292.2

Fourth Quarter 2024

Revenue increased 22%, or $61.1 million, to $343.9 million primarily driven by a $29.9 million increase in media rights and content revenue, a $18.8 million increase in sponsorship revenue, and a $12.3 million increase in live events revenue. The increase in media rights and content revenue was primarily related to holding one additional numbered event in the current year period as compared to the prior year period. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period. The increase in live events revenue was primarily due to the additional numbered event as well as higher ticket sales as compared to the prior year period.

Adjusted EBITDA increased 25%, or $35.5 million, to $178.4 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct expenses increased primarily due to higher production, marketing, athlete costs, and direct costs of revenue due to one additional numbered event as compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher costs of personnel as compared to the prior year period.

Adjusted EBITDA margin increased to 52% from 51%.

Full Year 2024

Revenue increased 9%, or $114.0 million, to $1.406 billion primarily driven by a $55.1 million increase in sponsorship revenue, a $52.5 million increase in live events revenue, and a $8.8 million increase in media rights and content revenue. The increase in live events revenue was due to higher ticket sales and site fee revenue as compared to the prior year period.

Adjusted EBITDA increased 6%, or $45.3 million, to $801.0 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct operating costs increased $46.8 million, and selling, general and administrative expenses increased $21.9 million as compared to the prior year period.

Adjusted EBITDA margin decreased to 57% from 58%.

WWE

The table below includes WWE’s reported results for three months and full year ended December 31, 2024 and, as a result of the timing of the business combination, the period in 2023 following the acquisition of WWE on September 12, 2023 through December 31, 2023. The following narrative discussion of WWE’s historical information for the full year ended December 2023 also presents WWE information on a “combined” basis for the full year by including the period from January 1, 2023 through September 11, 2023. This historical WWE combined presentation is for illustrative purposes and to facilitate an understanding of WWE’s historical operating results prior to the consummation of the business combination. (See “Basis of Presentation” for further details.)

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2024	2023	2024	2023
WWE Revenue:
Media Rights & Content	$156.3	$212.2	$865.5	$249.5
Live Events	93.1	82.3	338.5	87.7
Sponsorship	22.8	15.4	83.0	18.0
Consumer Products	26.1	21.3	111.1	27.6
Total Revenue	$298.3	$331.2	$1,398.1	$382.8

Fourth Quarter 2024

Revenue decreased 10%, or $32.9 million, to $298.3 primarily related to a $55.9 million decrease in media rights and content revenue partially offset by a $10.8 million increase in live events revenue, a $7.4 million increase in sponsorship revenue, and a $4.8 million increase in consumer products revenue. The decrease in media rights and content revenue was primarily related to the previously disclosed timing of the transition of WWE’s weekly flagship program, Raw, as well as a decrease in revenue from third-party original programming due to the timing of delivery. The increase in live events revenue was primarily related to an increase in ticket sales revenue. The increase in sponsorship revenue was primarily related to new sponsors and an increase in fees from renewals compared to the prior year period.

Adjusted EBITDA decreased 19%, or $26.7 million, to $114.3 million, primarily due to the decrease in revenue (as described above) partially offset by a decrease in expenses. Expenses decreased primarily due to a decline in personnel costs and production costs, principally related to planned cost reduction initiatives implemented following the formation of TKO.

Adjusted EBITDA margin decreased to 38% from 43%.

Full Year 2024

Revenue was $1.398 billion for the period from January 1, 2024 through December 31, 2024.

WWE revenue was $382.8 million for the period from September 12, 2023 through December 31, 2023. Including WWE activity for the period from January 1, 2023 through September 11, 2023, WWE combined revenue was $1.326 billion for the period from January 1, 2023 through December 31, 2023. The increase of 5%, or $71.7 million, was primarily driven by a $76.1 million increase in live events revenue, and a $13.7 million increase in sponsorship revenue, partially offset by a $17.4 million decrease in media rights and content revenue.

Adjusted EBITDA was $681.1 million for the period from January 1, 2024 through December 31, 2024.

WWE Adjusted EBITDA was $163.0 million for the period from September 12, 2023 through December 31, 2023. Including WWE activity for the period from January 1, 2023 through September 11, 2023, WWE combined Adjusted EBITDA was $533.1 million for the period from January 1, 2023 through December 31, 2023. The increase of 28%, or $148.0 million, was due to the increase in revenue (as described above) and a decrease in expenses. Expenses decreased primarily due to a decline in personnel costs and production costs, principally related to planned cost reduction initiatives implemented following the formation of TKO.

Adjusted EBITDA margin was 49% for the period from January 1, 2024 through December 31, 2024, an increase compared to WWE’s combined Adjusted EBITDA margin of 40% for the period from January 1, 2023 through December 31, 2023.

Corporate

Fourth Quarter 2024

Corporate Adjusted EBITDA was a loss of $54.6 million, as compared to a loss of $60.7 million in the prior year period. The improvement of $6.1 million was primarily due to savings from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC following the formation of TKO. These savings were partially offset by an increase in service fees paid to Endeavor under the Company’s Services Agreement, including the WWE portion of the fee that commenced in March 2024.

Full Year 2024

Corporate Adjusted EBITDA was a loss of $230.9 million for the period from January 1, 2024 through December 31, 2024.

Including WWE activity for the period from January 1, 2023 through September 11, 2023, Corporate combined Adjusted EBITDA4 was a loss of $196.3 million for the full year 2023. The decrease of $34.6 million was primarily due to an increase in personnel costs, including TKO executive compensation, and other general and administrative expenses following the formation of TKO in September 2023. The decrease also reflected an increase in service fees paid to Endeavor under the Company’s Services Agreement, including the WWE portion of the fee that commenced in March 2024. These increases were partially offset by savings from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC following the formation of TKO.

Full Year 2025 Guidance

For the full year 2025, the Company is targeting revenue of $2.930 billion to $3.000 billion and Adjusted EBITDA of $1.350 billion to $1.390 billion.

These amounts reflect the expected performance for the Company’s existing business, consisting of UFC, WWE and Corporate, including the service fees paid by the Company to Endeavor under a services agreement. These amounts do not include the expected activity for IMG, On Location, or Professional Bull Riders (“PBR”). Subsequent to the close of the Endeavor Asset Acquisition (as defined below), the Company expects to update its targets for full year 2025. The transaction will be accounted for as a merger between entities under common control due to Endeavor’s control of TKO as well as IMG, On Location and PBR. Therefore, the updated targets will be presented on a combined basis for the period from January 1, 2025 through December 31, 2025. (See “Endeavor Asset Acquisition” for further details.)

The Company intends to provide additional detail related to its 2025 guidance on today’s earnings call.

Other Matters

Endeavor Asset Acquisition

As previously disclosed, on October 24, 2024, the Company announced that it reached a definitive agreement with Endeavor Group Holdings, Inc. (“Endeavor”) to acquire IMG, On Location, and Professional Bull Riders in an all-equity transaction valued at $3.25 billion (the “Endeavor Asset Acquisition”). Endeavor will receive approximately 26.14 million common units of TKO Operating Company, LLC and will subscribe for an equal number of shares of TKO Class B common stock in connection with the transaction, which is subject to certain customary purchase price adjustments to be settled at closing in equity and cash. Upon the closing of the transaction, Endeavor is expected to own approximately 61% of TKO through its holdings of shares of TKO Class A common stock and common units of TKO Operating Company, LLC. The transaction is expected to close in the near term and in any event within the first quarter of 2025.

Return of Capital Program

As previously disclosed, on October 24, 2024, the Company announced that its board of directors authorized a share repurchase program of up to $2.0 billion of its Class A common stock. The share repurchase program is expected to commence in the second or third quarter of 2025 and is expected to be completed within approximately three to four years. The Company also announced that its board of directors authorized a quarterly cash dividend program pursuant to which holders of the Company’s Class A common stock will receive their pro rata share of quarterly distributions to be made by TKO Operating Company, LLC. As disclosed earlier today, the inaugural quarterly cash dividend of approximately $75 million will be paid on March 31, 2025.

Legal Matters

As previously disclosed, on September 26, 2024, the Company announced that it had reached an agreement to settle all claims asserted in the Le UFC antitrust lawsuit for an aggregate amount of $375.0 million. On February 6, 2025, the court issued a ruling granting the motion for final approval of the settlement agreement. The settlement is payable in three equal installments. As previously disclosed, the Company made one payment of $125.0 million into escrow in October 2024, has subsequently made a second payment of $125.0 million into escrow in February 2025, and expects to make the remaining payment of $125.0 million in the second quarter of 2025.

For the three and twelve months ended December 31, 2024, the Company’s consolidated pre-tax results included $5.3 million and $401.1 million, respectively, of costs related to certain litigation matters at UFC and WWE, including the Le UFC antitrust lawsuit discussed above. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the year ended December 31, 2024 and 2023 can be found in the supplemental schedule on page 17 of this release.

Credit Facility Refinancing

As previously disclosed, in November 2024, the Company refinanced its existing Credit Facility. In connection with the refinancing, the Company entered into a new seven-year $2.75 billion term loan and a new five-year $205 million revolver. The Company incurred $19.4 million in transaction costs related to the refinancing, of which $16.2 million was expensed during the fourth quarter of 2024. For further information on the terms of the refinanced Credit Facility, see our Current Report on Form 8-K filed with the SEC on November 21, 2024.

TKO Transaction

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”) (the “TKO Transaction”).

Notes

(1)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and twelve months ended December 31, 2024 and 2023 can be found in the Supplemental Information in this release on page 17.
(2)
Full Year 2025 Guidance amounts reflect the expected performance for the Company’s existing business, consisting of UFC, WWE and Corporate. These amounts do not include the expected activity for IMG, On Location, or Professional Bull Riders. See the “Full Year 2025 Guidance” discussion on page 6 for further details.
(3)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and twelve months ended December 31, 2024 and 2023 can be found in the Supplemental Information in this release on page 18.
(4)
An explanation of the basis of presentation can be found in this release on page 10.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Non-GAAP financial measure guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Non-GAAP financial measure guidance, the amounts of which could be material.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein includes UFC’s results for the three and twelve months ended December 31, 2024 and 2023, includes WWE’s results for the three and twelve months ended December 31, 2024 and includes results for both UFC and WWE as of December 31, 2023.

Information in this release includes results for the WWE segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2023.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include service fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on February 26, 2025, to discuss its fourth quarter and full year 2024 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 197207). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on February 26, 2025, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and sports entertainment company. TKO includes UFC, the world’s premier mixed martial arts organization, and WWE, the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion households in approximately 210 countries and territories, and we organize more than 300 live events year-round, attracting more than two million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, its financial outlook, expected acquisition and integration of IMG, On Location and Professional Bull Riders, and TKO’s financial condition, and anticipated financial and operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; the completion and realization of benefits of the Endeavor Asset Acquisition; the dilution of the percentage ownership interests of TKO’s other stockholders as a result of the planned issuance of TKO Class B common stock and common units of TKO Operating Company, LLC to Endeavor; TKO’s success in its strategic acquisitions, investments and commercial agreements; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; TKO’s dependence on the continued services of executive management and other key employees; changes in public and consumer tastes and preferences and industry trends; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at

investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$642.2	$614.0	$2,804.3	$1,675.0
Operating expenses:
Direct operating costs	232.0	212.3	899.9	514.6
Selling, general and administrative expenses	224.6	236.1	1,228.7	549.1
Depreciation and amortization	83.7	102.7	392.8	164.6
Total operating expenses	540.3	551.1	2,521.4	1,228.3
Operating income	101.9	62.9	282.9	446.7
Other expenses:
Interest expense, net	(56.2)	(66.6)	(249.1)	(239.0)
Other (expense) income, net	(1.3)	1.4	0.6	(0.2)
Income (loss) before income taxes and equity losses of affiliates	44.4	(2.3)	34.4	207.5
(Benefit from) provision for income taxes	(6.1)	13.8	25.7	31.5
Income (loss) before equity losses of affiliates	50.5	(16.1)	8.7	176.0
Equity losses of affiliates, net of tax	3.0	—	2.3	0.3
Net income (loss)	47.5	(16.1)	6.4	175.7
Less: Net income (loss) attributable to non-controlling interests	16.5	(10.8)	(3.0)	(32.5)
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	—	8.0	—	243.4
Net income (loss) attributable to TKO Group Holdings, Inc.	$31.0	$(13.3)	$9.4	$(35.2)

Basic net earnings (loss) per share of Class A common stock	$0.38	$(0.16)	$0.12	$(0.43)
Diluted net earnings (loss) per share of Class A common stock	$0.28	$(0.16)	$0.02	$(0.43)

Weighted average number of common shares used in computing basic net earnings (loss) per share	81,165,501	82,735,036	81,340,472	82,808,019
Weighted average number of common shares used in computing diluted net earnings (loss) per share	171,970,093	82,735,036	171,874,540	82,808,019

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$525.6	$235.8
Accounts receivable, net	184.0	135.4
Other current assets	160.0	121.2
Total current assets	869.6	492.4
Property, buildings and equipment, net	533.7	608.4
Intangible assets, net	3,263.5	3,563.7
Finance lease right-of-use assets, net	239.6	255.7
Operating lease right-of-use assets, net	31.7	35.5
Goodwill	7,664.2	7,666.5
Investments	32.1	16.4
Other assets	65.5	52.1
Total assets	$12,699.9	$12,690.7
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$29.7	$42.0
Accrued liabilities	479.1	267.4
Current portion of long-term debt	26.5	22.4
Current portion of finance lease liabilities	13.1	8.1
Current portion of operating lease liabilities	4.7	4.2
Deferred revenue	101.2	119.0
Other current liabilities	16.3	9.0
Total current liabilities	670.6	472.1
Long-term debt	2,732.8	2,713.9
Long-term finance lease liabilities	229.8	245.3
Long-term operating lease liabilities	28.5	32.9
Deferred tax liabilities	312.2	372.9
Other long-term liabilities	7.5	3.0
Total liabilities	3,981.4	3,840.1
Commitments and contingencies
Redeemable non-controlling interests	21.9	11.6
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,385.3	4,244.5
Accumulated other comprehensive loss	(2.6)	(0.3)
Accumulated deficit	(291.7)	(135.2)
Total TKO Group Holdings, Inc. stockholders’ equity	4,091.0	4,109.0
Nonredeemable non-controlling interests	4,605.6	4,730.0
Total stockholders' equity	8,696.6	8,839.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$12,699.9	$12,690.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Twelve Months Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6.4	$175.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	392.8	164.6
Amortization and impairments of content costs	25.2	23.8
Amortization of original issue discount and deferred financing cost	10.4	10.6
Loss on impairment of assets	27.9	—
Equity-based compensation	94.6	57.1
Income taxes	(70.3)	6.8
Other, net	5.4	1.8
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(52.6)	15.1
Other current assets	(29.1)	11.6
Other noncurrent assets	(34.8)	(17.1)
Accounts payable and accrued liabilities	220.9	38.2
Deferred revenue	(17.7)	(17.2)
Other liabilities	4.3	(2.6)
Net cash provided by operating activities	583.4	468.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(74.9)	(48.6)
Investment in affiliates, net	(23.5)	0.7
Proceeds from the sale of assets	28.4	—
Proceeds from infrastructure improvement incentives	11.0	—
Cash acquired from WWE	—	381.2
Payment of deferred consideration in the form of a dividend to former WWE shareholders	—	(321.0)
Net cash (used in) provided by investing activities	(59.0)	12.3
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	2,900.0	100.0
Repayment of long-term debt	(2,892.5)	(133.4)
Taxes paid related to net settlement upon vesting of equity awards	(5.7)	—
Payments for financing costs	(8.3)	(0.3)
Distributions to members	(67.2)	(296.6)
Repurchase and retirement of common stock	(165.0)	(100.0)
Proceeds from principal shareholder contributions	6.4	5.8
Net cash used in financing activities	(232.3)	(424.5)

Effects of exchange rate movements on cash	(2.3)	(1.0)

NET INCREASE IN CASH AND CASH EQUIVALENTS	289.8	55.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	235.8	180.6
CASH AND CASH EQUIVALENTS, END OF PERIOD	$525.6	$235.8
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$267.5	$226.5
Cash payments for income taxes	$89.0	$23.2
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	$12.1	$22.8
Acquisition of WWE, net of deferred considerations	$-	$8,111.1
Accretion of redeemable non-controlling interests	$8.0	$-
Capital contribution from parent for equity-based compensation	$6.9	$18.6
Principal stockholder contributions	$1.5	$9.0
Excise taxes on repurchases of common stock	$0.9	$-
Convertible notes exchanged for common stock	$-	$4.2

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$47.5	$(16.1)	$6.4	$175.7
(Benefit from) provision for income taxes	(6.1)	13.8	25.7	31.5
Interest expense, net	56.2	66.6	249.1	239.0
Depreciation and amortization	83.7	102.7	392.8	164.6
Equity-based compensation expense (1)	20.0	21.0	94.6	57.1
Merger and acquisition costs (2)	9.4	1.3	21.2	83.8
Certain legal costs (3)	5.3	27.4	401.1	34.2
Restructuring, severance and impairment (4)	2.2	6.4	41.9	21.5
Debt transaction costs (5)	16.2	—	16.2	—
Other adjustments	3.7	0.1	2.2	1.7
Total Adjusted EBITDA	$238.1	$223.2	$1,251.2	$809.1
Net income (loss) margin	7%	(3)%	0%	10%
Adjusted EBITDA margin	37%	36%	45%	48%

(1)
Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the WWE equity awards converted into TKO equity awards in connection with the TKO Transaction (the “Replacement Awards”) and for awards issued under the 2023 Incentive Award Plan. For the three and twelve months ended December 31, 2024, equity-based compensation includes $1.0 million and $17.7 million of expense, respectively, associated with certain services provided by an independent contractor in the WWE segment. Equity-based compensation also includes $3.3 million of expense during the twelve months ended December 31, 2024 and $3.4 million and $19.9 million of expense, respectively, during the three and twelve months ended December 31, 2023 associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.
(2)
Includes (i) certain costs of professional fees and bonuses related to the TKO Transaction and payable contingent on the closing of the TKO Transaction primarily incurred during the three and twelve months ended December 31, 2023 and (ii) certain costs of professional advisors related to other strategic transactions, primarily the Endeavor Asset Acquisition, incurred during the three and twelve months ended December 31, 2024.
(3)
Includes costs related to certain litigation matters including antitrust matters for UFC and WWE and matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally. For the twelve months ended December 31, 2024, these costs include settlement charges of $375.0 million, regarding the UFC antitrust lawsuit. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 21, Commitments and Contingencies, of its Annual Report on Form 10-K for the year ended December 31, 2024. For the three and twelve months ended December 31, 2023, these costs included the settlement of a WWE antitrust matter for $20.0 million.
(4)
Includes impairment charges of $2.2 million and $27.9 million for the three and twelve months ended December 31, 2024, respectively, as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell as well as costs resulting from the Company’s cost reduction program during the three and twelve months ended December 31, 2024 and 2023. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 5, Supplementary Data, and Note 17, Restructuring Charges, of its Annual Report on Form 10-K for the year ended December 31, 2024.
(5)
For the year ended December 31, 2024, the Company incurred certain costs associated with refinancing of its existing Credit Facility. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 8, Debt, of its Form 10-K for the year ended December 31, 2024.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$56.8	$220.7	$583.4	$468.4
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (1)	(20.3)	(36.0)	(74.9)	(48.6)
Free Cash Flow	$36.5	$184.7	$508.5	$419.8

Adjusted EBITDA	$238.1	$223.2	$1,251.2	$809.1
Free Cash Flow Conversion	15%	83%	41%	52%

(1)
Purchases of property, buildings and equipment and other assets for the three months ended December 31, 2024 and 2023 includes approximately $1.7 million and $24.9 million, respectively, of capital expenditures related to WWE’s new headquarter facility. Purchases of property, buildings and equipment and other assets for the twelve months ended December 31, 2024 and 2023 includes approximately $31.4 million and $25.1 million, respectively, of capital expenditures related to WWE’s new headquarter facility.